Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into and made effective as of the 1st day of October, 2018 (the “Effective Date”), by and between Tailored Shared Services, Inc., a wholly owned subsidiary of Tailored Brands, Inc. (collectively, the “Company”) and Douglas S. Ewert (the “Consultant”).

WHEREAS, the Consultant had previously been employed by the Company pursuant to the terms of an employment agreement, by and between the Company and the Consultant (the “Employment Agreement”);

WHEREAS, effective September 30, 2018, the Consultant incurred a Separation From Service, as that term was defined in the Employment Agreement;

WHEREAS, the Company’s President and Chief Operating Officer (the “COO”) unexpectedly resigned from the Company;

WHEREAS, following this Separation From Service, the Company desires to retain the Consultant to serve as a business advisor to provide certain services in connection with the transition of the duties of his previous position with the Company to his successor as well as the transition of the duties of the former COO to his successor (the “Transition”), and the Consultant is willing to provide such services, for the term and upon the other conditions set forth in this Agreement;

WHEREAS, the Company and the Consultant hereby agree that, as of the Effective Date, the Consultant is not and shall not be considered an “employee” of the Company; and

WHEREAS, the Company and the Consultant intend to be bound by the terms of this Agreement, and further intend that this Agreement shall encompass all terms and conditions of their relationship;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows, intending to be legally bound:

1.                                      Effective Date.  Effective as of the Effective Date, the Company hereby retains the Consultant as an independent contractor, and the Consultant hereby accepts such relationship as services for hire, upon the terms and conditions set forth in this Agreement.

2.                                      Term.  This Agreement shall commence on the Effective Date and continue in effect until December 31, 2018 (the “Term”).

3.                                      Services.  During the Term, the Consultant agrees to serve as an independent contractor of the Company and to make himself available to provide reasonable consulting and advisory services to the Company on an as-needed basis with respect to the Transition.  Such services shall be determined in the discretion of the Executive Chairman of the Company (the “Executive Chairman”) to allow the Consultant to advise and assist the Executive Chairman with matters of importance to the Company, including, but not be limited to, strategic planning and positioning for long-term competitiveness; retail innovations; corporate culture; employee recruiting, retention and motivation; competitor intelligence; industry networking; new ventures and corporate development opportunities; performance management; pricing and promotional strategies; inventory management; and long-range financial planning.  The services shall be provided by the Consultant at such reasonable times as the Company may request, and the Consultant shall devote that amount of consulting time necessary to provide the services in accordance with the terms and conditions of this Agreement.  Notwithstanding the previous sentence, the Company and the Consultant anticipate that the level of services to be provided by the Consultant to the Company pursuant to the terms of this Agreement shall be less than 20% of the average level of service performed by the Consultant as an employee of the Company during the 36-month period immediately preceding his Separation From Service.  The Consultant shall faithfully and diligently perform all of the services that may be reasonably requested of him by the Company pursuant to this Agreement, promote the best interests of the Company at all times and comply with all policies of the Company.

4.                                      Fees.  During the Term and in return for the Consultant’s services, the Company shall pay the Consultant a consulting fee of $104,167 per month, payable monthly on or before the last day of each calendar month of the Term.

5.                                      Other Compensation and Benefits.  The Consultant shall not be entitled to participate in or receive benefits under any of the Company’s employee benefit plans or programs or receive any other fringe benefits from the Company on account of the services to be provided by him to the Company under this Agreement.  Nothing in this Agreement shall limit the Consultant’s ability to participate or right to receive benefits under any of the Company’s employee benefit plans or programs on account of his status as a former employee of the Company.  Specifically, in determining the Consultant’s Bonus to be paid to him with respect to the fiscal year of the Company that ends after the Consultant’s Separation From Service, the Company will take into consideration the performance of the Consultant under this Agreement and the value of the Transition services to the Company provided hereunder.

6.                                      Nature of Relationship.

(a)                                 It is expressly understood and agreed by the parties that the Consultant shall provide the services described in this Agreement as an independent contractor with the Company, rather than as an employee of the Company.  Nothing in this Agreement shall be construed to confer upon the Consultant the status of an employee or agent of the Company or any of the rights thereof, nor shall either party have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor responsible for its/his own actions.  If the Company is required to pay or withhold any taxes or make any other payment with respect to the fees payable to the Consultant, the Consultant shall reimburse the Company in full for such taxes or payments and permit the

Company to make deductions for taxes required to be withheld from any sum due to the Consultant.

(b)                                 The Consultant acknowledges that as an independent contractor, the Consultant shall be responsible for the payment of any and all taxes or assessments owed upon the Company’s payments to the Consultant for his services.  The Consultant, upon request by the Company, shall provide information to the satisfaction of the Company that the Consultant has timely paid all self-employment taxes and all quarterly estimates of income taxes resulting from payments pursuant to this Agreement.

(c)                                  The Company agrees not to exert or retain control of, or the right to control, the terms, mode and manner of the services to be performed by the Consultant.  Rather, it is the intent of the Company and the Consultant that the Consultant shall have the right to control all terms and conditions of the work he is performing for the Company.

(d)                                 It is the intent of the Company and the Consultant that the Company shall not be liable for any damages arising from any personal injury sustained by the Consultant resulting from any activity related to the Consultant’s duties.  The Consultant, by signing this Agreement, hereby assumes full responsibility for all damages or injuries he may sustain in furtherance of his performance of services or in furtherance of any function related to his performance of services.

(e)                                  The Consultant hereby fully and forever agrees to release and discharge the Company for any and all claims, demands, damages, rights of action, or causes of action, present or future, whether the same be known, anticipated, or unanticipated, resulting from or arising out of the Consultant’s services provided to the Company, except for any such claims, demands, etc. which may arise after this Agreement is signed

(f)                                   The Company and the Consultant agree that no State workers’ compensation act or law shall be applicable to the relationship created under this Agreement, and the Consultant shall not be eligible to receive benefits under any such workers’ compensation act or law.

(g)                                  The Company and the Consultant further agree that at the termination of the Consultant’s duties for the Company, the Consultant shall not be eligible for benefits under any State unemployment compensation law.

7.                                     Miscellaneous.

(a)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Rights and obligations of the Consultant hereunder may not be delegated, assigned or otherwise transferred.

(b)                                 Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of any such term, covenant or condition, nor shall any such failure at any one time or times be deemed a waiver or relinquishment at any other time or times of any right under the terms, covenants or conditions hereof.

(c)                                  No modification or amendment of this Agreement shall be effective unless and until the same shall be in a writing duly executed by both parties hereto.

(d)                                 If any provision hereof shall be determined to be unlawful, improper or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect.  It is the intention of the Company and the Consultant that if any provision of this Agreement is susceptible of two or more constructions, one of which would render the provision unenforceable and the other or others of which would render the provision enforceable, then the provision shall have the meaning which renders it enforceable.

(e)                                  This Agreement constitutes the entire agreement between the parties hereto in respect of its subject matter and supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter of this Agreement.  No officer, employee or other servant or agent of the Company or of the Consultant is authorized to make any representation, warranty or other promise not contained in this Agreement.  No change, termination or attempted waiver of any of the provisions of this Agreement shall be binding upon the Company or the Consultant unless in writing and signed by the party to be charged.

(f)                                   The parties agree that this Agreement shall be governed and construed in accordance with the laws of the State of California.

(g)                                  This Agreement may be executed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(h)                                 The section headings herein are for convenience only and shall not affect the construction of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed on behalf of the Company by its duly authorized officer and by the Consultant, to be effective as of the date first written above.

TAILORED SHARED SERVICES, LLC		DOUGLAS S. EWERT

By:	/s/ Dinesh Lathi	/s/ Douglas S. Ewert
Dinesh Lathi
Executive Chair
	Dated: August 28, 2018	Dated: August 28, 2018